Exhibit 99.1

Power Solutions International Announces Third Quarter 2020 Financial Results

Third quarter 2020 sales and gross profit improve sequentially versus second quarter of 2020

WOOD DALE, Ill., November 16, 2020 — Power Solutions International, Inc. (“the Company”) (OTC Pink: PSIX), a leader in the design, engineering and manufacture of emission-certified engines and power systems, announced third quarter 2020 financial results.

Third Quarter 2020 Results

The novel coronavirus COVID-19 pandemic (“COVID-19 pandemic”) has resulted in the implementation of significant governmental measures to control the spread of the virus, including quarantines, travel restrictions, business shutdowns and restrictions on the movement of people in the United States and abroad, and the related recent historic decline in oil demand. The Company has experienced an overall reduction in demand for its products which is, in large part, attributable to the impact of the COVID-19 pandemic. This reduction in demand has adversely impacted the Company’s financial results for the third quarter and nine months ended September 30, 2020. Sales for the third quarter of 2020 were $114.5 million, a decrease of $24.1 million, or 17%, versus the comparable period last year. The sales decrease is comprised of declines of $30.5 million and $7.2 million in the energy and industrial end markets, respectively, partly offset by a $13.6 million increase in the transportation end market. Lower energy end market sales were driven by decreased demand for the Company’s power generation products, especially those used within the oil and gas industry. The decreased sales within the industrial end market reflect lower demand for products used across various applications, with the largest decrease attributable to those products used in the material handling/forklift markets. The increase in transportation end market sales was primarily due to increased medium duty truck market business in addition to higher sales in the terminal tractor market and a nominal increase in the school bus market.

Gross profit decreased by $8.7 million, or 32%, in the third quarter of 2020 compared to the same period last year. Gross margin in the third quarter of 2020 was 15.9% versus 19.4% last year, primarily due to unfavorable product mix and the impact of lower sales, partly mitigated by cost savings driven by reductions in the production facility workforce and other actions to improve manufacturing operations, among other items. For the third quarter of 2020, warranty costs were $2.7 million (net of supplier recoveries of $2.8 million), including a $1.2 million benefit for adjustments to preexisting warranties, a decrease of $0.3 million compared to warranty costs of $3.0 million (net of supplier recoveries of $0.1 million) for the three months ended September 30, 2019. The warranty costs for the third quarter of 2020 included $1.0 million of net charges related to specific engine supplier quality issues, for which the Company is actively seeking additional cost reimbursement.

Operating expenses increased by $0.5 million, or 3%, versus the comparable period in 2019, mostly attributable to higher legal costs related to the recently settled government investigations and the Company’s indemnification obligations of former officers and employees as a result of the exhaustion of its directors and officers insurance during the early part of 2020, among other items, partly offset by lower incentive compensation expense, lower financial reporting expenses and the impact of temporary cost savings actions.

Other income increased by $0.9 million to $0.9 million compared to the prior year period primarily due to the receipt of life insurance benefits upon the death of a former employee.

Net loss was $1.5 million, or a loss of $0.06 per share, versus net income of $5.8 million, or $0.25 per share for the comparable prior year period. Adjusted net income was $0.7 million, or Adjusted earnings per share of $0.03, versus Adjusted net income of $8.1 million, or Adjusted earnings per share of $0.35 for the third quarter of 2019. Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $4.3 million compared to Adjusted EBITDA of $12.7 million for the third quarter of 2019.

See “Non-GAAP Financial Measures” below for the Company’s definition of total Adjusted net income (loss), Adjusted earnings (loss) per share, EBITDA and Adjusted EBITDA and the financial tables that accompany this release for reconciliations of these measures to their closest comparable GAAP measures.

Debt and Liquidity

The Company’s total debt was approximately $131 million at both September 30, 2020 and June 30, 2020, while cash and cash equivalents were nearly $27 million and $33 million at September 30, 2020 and June 30, 2020, respectively. These amounts reflect the net impact of customer prepayments of approximately $20 million and $12 million at September 30, 2020 and June 30, 2020, respectively. The Company’s senior secured revolving credit facility pursuant to a credit agreement with Standard Chartered Bank (the “Credit Agreement”) includes financial covenants that were effective for the Company beginning with the six months ended June 30, 2020. The financial covenants include an interest coverage ratio and a minimum EBITDA threshold, as further defined in the Credit Agreement. For the six months ended June 30, 2020 and the nine months ended September 30, 2020, the Company did not meet the defined minimum EBITDA requirement. A breach of the financial covenants under the Credit Agreement constitutes an event of default and, if not cured or waived, could result in the obligations under the Credit Agreement being accelerated. Accordingly, the Company is currently in discussions with Standard Chartered Bank to seek appropriate waivers and amendments to cure its financial covenant breach and amend its financial covenants.

Outlook for 2020

Projected sales and profitability for the full year of 2020 are expected to be substantially lower than 2019 levels in large part due to the impact of the COVID-19 pandemic and the related historic decline in oil demand. Further, the previously disclosed customer requested fourth quarter 2019 acceleration of approximately $30 million of transportation end market sales, and industrial end market headwinds are also anticipated to negatively impact the Company’s 2020 financial results. The Company has implemented certain actions to mitigate the significant negative impacts of these factors, including various temporary cost reduction measures, such as reduced pay for salaried employees, suspension of the 401(k) match program, and deferred spending on certain R&D programs, among others. The measures with regard to pay for employees and the Company’s 401(k) match program were extended beyond September 30, 2020, and are anticipated to run through December 31, 2020. Additionally, during the first nine months of 2020, the Company’s production facility workforce was reduced to align with current volume trends. The Company estimates that this and other ongoing actions to improve manufacturing operations and reduce costs, including certain temporary measures, have contributed to labor-related cost savings within the Company’s manufacturing operations of more than $8 million on a year-over-year basis for the nine months ended September 30, 2020. The Company continues to review operating expenses as part of the contingency planning process.

Management Comments

John Miller, chief executive officer, commented, “Notwithstanding challenging conditions within several of our markets driven in large part by the COVID-19 pandemic, our team remains steadfast in its efforts to operate safely while meeting the needs of our customers. We are pleased that our sales and profitability improved sequentially in the third quarter versus the second quarter, and with our generation of positive adjusted net income in the quarter; however, overall demand remains well below prior year levels. With continuing uncertainty that exists across the economy and within certain of our key markets, we’ll continue to closely monitor our operating expenses and our liquidity. We’ll also continue to execute on our strategic objectives as we strive to achieve long-term growth across our business.”

About Power Solutions International, Inc.

Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers and end-user customers within the energy, industrial and transportation end markets. The Company’s unique in-house design, prototyping, engineering and testing capacities allow PSI to customize clean, high-performance engines using a fuel agnostic strategy to run on a wide variety of fuels, including natural gas, propane, gasoline, diesel and biofuels.

PSI develops and delivers complete power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, demand response, microgrid, and co-generation power (CHP) applications; and industrial applications that include forklifts, agricultural and turf, arbor care, industrial sweepers, aerial lifts, irrigation pumps, ground support, and construction equipment. In addition, PSI develops and delivers powertrains purpose-built for medium-duty trucks and buses including school and transit buses, work trucks, terminal tractors, and various other vocational vehicles. For more information on PSI, visit www.psiengines.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the current expectations of the Company about its prospects and opportunities. These forward-looking statements are entitled to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify these forward-looking statements by using words such as “anticipate,” “believe,” “budgeted,” “contemplate,” “estimate,” “expect,” “forecast,” “guidance,” “may,” “outlook,” “plan,” “projection,” “should,” “target,” “will,” “would,” or similar expressions, but these words are not the exclusive means for identifying such statements. These statements are subject to a number of risks, uncertainties, and assumptions that may cause actual results, performance or achievements to be materially different from those expressed in, or implied by, such statements.

The Company cautions that the risks, uncertainties and other factors that could cause its actual results to differ materially from those expressed in, or implied by, the forward-looking statements, include, without limitation: management’s ability to successfully implement the Audit Committee’s remedial recommendations; the timing of completion of steps to address, and the inability to address and remedy, material weaknesses; the identification of additional material weaknesses or significant deficiencies; variances in non-recurring expenses; risks relating to the substantial costs and diversion of personnel’s attention and resources deployed to address the internal control matters; the ability of the Company to accurately forecast sales, and the extent to which sales result in recorded revenues; changes in customer demand for the Company’s products; volatility in oil and gas prices; the impact of U.S. tariffs on imports from China on the Company’s supply chain; the Company’s obligations to indemnify past and present directors and officers and certain current and former employees with respect to the investigations conducted by the Securities and Exchange Commission (the “SEC”) and the criminal division of the United States Attorney’s Office for the Northern District of Illinois (the “USAO”), which will be funded by the Company with its existing cash resources due to the exhaustion of its historical primary directors’ and officers’ insurance coverage; any delays and challenges in recruiting key employees consistent with the Company’s plans; risks related to complying with the terms and conditions of the settlements with the SEC and USAO; the Company’s ability to continue as a going concern; the Company’s ability to raise additional capital when needed and its liquidity; uncertainties around the Company’s ability to meet funding conditions under its financing arrangements and access to capital thereunder; the impact the recent outbreak of a new strain of coronavirus could have on the Company’s business and financial results; any negative impacts from delisting of the Company’s common stock from the NASDAQ Stock Market and any delays and challenges in obtaining a re-listing on a stock exchange; and the risks and uncertainties described in reports filed by the Company with the SEC, including without limitation its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and the Company’s subsequent filings with the SEC. The Company’s forward-looking statements are presented as of the date hereof. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Power Solutions International, Inc.

Philip Kranz

Director of Investor Relations

+1 (630) 451-5402

Philip.Kranz@psiengines.com

Results of operations for the three and nine months ended September 30, 2020 compared with the three and nine months ended September 30, 2019 (UNAUDITED):

(in thousands, except per share amounts)	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2020	2019	Change	% Change	2020	2019	Change	% Change
Net sales	$114,450	$138,512	$(24,062)	(17)%	$312,603	$392,983	$(80,380)	(20)%
Cost of sales	96,281	111,640	(15,359)	(14)%	272,943	322,793	(49,850)	(15)%

Gross profit	18,169	26,872	(8,703)	(32)%	39,660	70,190	(30,530)	(43)%
Gross margin %	15.9%	19.4%	(3.5)%		12.7%	17.9%	(5.2)%
Operating expenses:
Research, development and engineering expenses	6,555	6,366	189	3%	19,121	18,695	426	2%
Research, development and engineering expenses as a % of sales	5.7%	4.6%	1.1%		6.1%	4.8%	1.3%
Selling, general and administrative expenses	11,964	11,461	503	4%	38,434	41,476	(3,042)	(7)%
Selling, general and administrative expenses as a % of sales	10.5%	8.3%	2.2%		12.3%	10.6%	1.7%
Amortization of intangible assets	763	910	(147)	(16)%	2,290	2,729	(439)	(16)%

Total operating expenses	19,282	18,737	545	3%	59,845	62,900	(3,055)	(5)%

Operating (loss) income	(1,113)	8,135	(9,248)	(114)%	(20,185)	7,290	(27,475)	*NM
Other expense:
Interest expense	1,510	1,921	(411)	(21)%	4,211	6,156	(1,945)	(32)%
Loss from change in value of warrants	—	—	—	—%	—	1,352	(1,352)	(100)%
Loss on extinguishment of debt	—	—	—	—%	497	—	497	—%
Other income, net	(947)	(25)	(922)	NM	(1,202)	(526)	(676)	129%

Total other expense	563	1,896	(1,333)	(70)%	3,506	6,982	(3,476)	(50)%

(Loss) income before income taxes	(1,676)	6,239	(7,915)	(127)%	(23,691)	308	(23,999)	*NM
Income tax (benefit) expense	(210)	483	(693)	(143)%	(3,771)	136	(3,907)	*NM

Net (loss) income	$(1,466)	$5,756	$(7,222)	(125)%	$(19,920)	$172	$(20,092)	*NM

(Loss) earnings per common share:
Basic	$(0.06)	$0.25	$(0.31)	(124)%	$(0.87)	$0.01	$(0.88)	*NM
Diluted	$(0.06)	$0.25	$(0.31)	(124)%	$(0.87)	$0.01	$(0.88)	*NM
Non-GAAP Financial Measures:
Adjusted net income (loss) *	$652	$8,147	$(7,495)	(92)%	$(12,197)	$16,502	$(28,699)	(174)%
Adjusted earnings (loss) per share – diluted *	$0.03	$0.35	$(0.32)	(91)%	$(0.53)	$0.78	$(1.31)	(168)%
EBITDA*	$1,911	$10,340	$(8,429)	(82)%	$(13,268)	$13,068	$(26,336)	NM
Adjusted EBITDA *	$4,316	$12,731	$(8,415)	(66)%	$(1,640)	$29,398	$(31,038)	(106)%

NM	Not meaningful
*	See reconciliation of non-GAAP financial measures to GAAP results below

POWER SOLUTIONS INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except par values)	As of September 30, 2020	As of December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$26,727	$3
Restricted cash	3,299	—
Accounts receivable, net of allowances of $3,058 and $3,561 as of September 30, 2020 and December 31, 2019, respectively	52,379	104,515
Income tax receivable	3,716	1,055
Inventories, net	128,827	108,839
Prepaid expenses and other current assets	15,030	8,110

Total current assets	229,978	222,522

Property, plant and equipment, net	21,116	23,194
Intangible assets, net	11,082	13,372
Goodwill	29,835	29,835
Other noncurrent assets	22,042	24,749

TOTAL ASSETS	$314,053	$313,672

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$45,237	$75,835
Current maturities of long-term debt	288	195
Revolving line of credit	130,000	39,527
Other accrued liabilities	83,049	66,030

Total current liabilities	258,574	181,587

Deferred income taxes	839	1,105
Long-term debt, net of current maturities	754	55,657
Noncurrent contract liabilities	10,009	17,998
Other noncurrent liabilities	34,841	28,828

TOTAL LIABILITIES	$305,017	$285,175

STOCKHOLDERS’ EQUITY
Preferred stock – $0.001 par value. Shares authorized: 5,000. No shares issued and outstanding at all dates.	$—	$—
Common stock – $0.001 par value; 50,000 shares authorized; 23,117 and 23,117 shares issued; 22,886 and 22,857 shares outstanding at September 30, 2020 and December 31, 2019, respectively	23	23
Additional paid-in capital	157,138	156,727
Accumulated deficit	(146,832)	(126,912)
Treasury stock, at cost, 231 and 260 shares at September 30, 2020 and December 31, 2019, respectively	(1,293)	(1,341)

TOTAL STOCKHOLDERS’ EQUITY	9,036	28,497

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$314,053	$313,672

POWER SOLUTIONS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)	For the Nine Months Ended September 30,
	2020	2019
Cash (used in) provided by operating activities
Net (loss) income	$(19,920)	$172
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Amortization of intangible assets	2,290	2,729
Depreciation	3,922	3,875
Change in value of warrants	—	1,352
Stock-based compensation expense	482	1,101
Amortization of financing fees	1,102	545
Deferred income taxes	(265)	(30)
Loss on extinguishment of debt	497	—
Other adjustments, net	(260)	193
Changes in operating assets and liabilities:
Accounts receivable, net	52,083	9,213
Inventory, net	(20,842)	(9,613)
Prepaid expenses and other assets	(5,362)	6,897
Accounts payable	(30,482)	379
Accrued expenses	16,572	6,262
Other noncurrent liabilities	(2,100)	(3,953)

Net cash (used in) provided by operating activities	(2,283)	19,122

Cash used in investing activities
Capital expenditures	(1,991)	(2,048)
Proceeds from corporate-owned life insurance	930	—
Other investing activities, net	7	13

Net cash used in investing activities	(1,054)	(2,035)

Cash provided by (used in) financing activities
Repayments of long-term debt and lease liabilities	(55,200)	(136)
Proceeds from revolving line of credit	180,298	394,631
Repayments of revolving line of credit	(89,826)	(412,488)
Payments of deferred financing costs	(1,970)	(375)
Proceeds from Weichai Warrant exercise	—	1,616
Other financing activities, net	58	(388)

Net cash provided by (used in) financing activities	33,360	(17,140)

Net increase (decrease) in cash, cash equivalents, and restricted cash	30,023	(53)
Cash, cash equivalents, and restricted cash at beginning of the period	3	54

Cash, cash equivalents, and restricted cash at end of the period	$30,026	$1

Non-GAAP Financial Measures

In addition to the results provided in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) above, this press release also includes non-GAAP (adjusted) financial measures. Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the consolidated financial statements, including the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Form 10-Q for the period ended September 30, 2020. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated below.

Non-GAAP Financial Measure	Comparable GAAP Financial Measure
Adjusted net income (loss)	Net (loss) income
Adjusted earnings (loss) per share	(Loss) earnings per common share – diluted
EBITDA	Net (loss) income
Adjusted EBITDA	Net (loss) income

The Company believes that Adjusted net income (loss), Adjusted earnings (loss) per share, EBITDA, and Adjusted EBITDA provide relevant and useful information, which is widely used by analysts, investors and competitors in its industry as well as by the Company’s management in assessing the performance of the Company. Adjusted net income (loss) is defined as net loss as adjusted for certain items that the Company believes are not indicative of its ongoing operating performance. Adjusted earnings (loss) per share is a measure of the Company’s diluted (loss) earnings per common share adjusted for the impact of special items. EBITDA provides the Company with an understanding of earnings before the impact of investing and financing charges and income taxes. Adjusted EBITDA further excludes the effects of other non-cash charges and certain other items that do not reflect the ordinary earnings of the Company’s operations.

Adjusted net income (loss), Adjusted earnings (loss) per share, EBITDA, and Adjusted EBITDA are used by management for various purposes, including as a measure of performance of the Company’s operations and as a basis for strategic planning and forecasting. Adjusted net income (loss), Adjusted earnings (loss) per share, and Adjusted EBITDA may be useful to an investor because these measures are widely used to evaluate companies’ operating performance without regard to items excluded from the calculation of such measures, which can vary substantially from company to company depending on the accounting methods, the book value of assets, the capital structure and the method by which the assets were acquired, among other factors. They are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with U.S. GAAP.

During 2020, the Company changed the presentation of certain non-GAAP financial measures to separate incremental financial reporting and government investigation expenses into: (1) incremental financial reporting, (2) internal control remediation, and (3) government investigations and other legal matters. In addition, the Company changed the presentation of non-GAAP adjustments for the comparative periods of 2019 in order to align to the current period presentation. There was no impact to Adjusted net income, Adjusted earnings per share, EBITDA or Adjusted EBITDA for the three and nine months ended September 30, 2019 as a result of this change in presentation. The Company believes the updated presentation may provide more useful information to investors regarding the Company’s non-GAAP adjustments and better aligns with management’s use of the information.

The following table presents a reconciliation from Net (loss) income to Adjusted net income (loss) for the three and nine months ended September 30, 2020 and 2019 (UNAUDITED):

(in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Net (loss) income	$(1,466)	$5,756	$(19,920)	$172
Change in value of warrants [1]	—	—	—	1,352
Stock-based compensation [2]	165	173	482	841
Loss on debt extinguishment [3]	—	—	497	—
Key employee retention program [4]	—	10	—	492
Severance [5]	332	267	332	1,865
Incremental financial reporting [6]	4	1,299	1,783	6,792
Internal control remediation [7]	137	216	1,029	1,467
Government investigations and other legal matters [8]	2,697	426	8,435	3,521
Life insurance proceeds [9]	(930)	—	(930)	—
Discrete income tax items [10]	(287)	—	(3,905)	—

Adjusted net income (loss)	$652	$8,147	$(12,197)	$16,502

The following table presents a reconciliation from (Loss) earnings per common share – diluted to Adjusted earnings (loss) per share for the three and nine months ended September 30, 2020 and 2019 (UNAUDITED):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
(Loss) earnings per common share – diluted	$(0.06)	$0.25	$(0.87)	$0.01
Changes in value of warrants [1]	—	—	—	0.06
Stock-based compensation [2]	0.01	0.01	0.02	0.04
Loss on debt extinguishment [3]	—	—	0.02	—
Key employee retention program [4]	—	—	—	0.02
Severance [5]	0.01	0.01	0.01	0.09
Incremental financial reporting [6]	—	0.05	0.08	0.33
Internal control remediation [7]	0.01	0.01	0.05	0.07
Government investigations and other legal matters [8]	0.11	0.02	0.37	0.16
Life insurance proceeds [9]	(0.04)	—	(0.04)	—
Discrete income tax items [10]	(0.01)	—	(0.17)	—

Adjusted earnings (loss) per share – diluted	$0.03	$0.35	$(0.53)	$0.78

Diluted shares (in thousands)	22,881	22,876	22,866	21,088

The following table presents a reconciliation from Net (loss) income to EBITDA and Adjusted EBITDA for the three and nine months ended September 30, 2020 and 2019 (UNAUDITED):

(in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Net (loss) income	$(1,466)	$5,756	$(19,920)	$172
Interest expense	1,510	1,921	4,211	6,156
Income tax (benefit) expense	(210)	483	(3,771)	136
Depreciation	1,314	1,270	3,922	3,875
Amortization of intangible assets	763	910	2,290	2,729

EBITDA	1,911	10,340	(13,268)	13,068
Change in value of warrants [1]	—	—	—	1,352
Stock-based compensation [2]	165	173	482	841
Loss on debt extinguishment [3]	—	—	497	—
Key employee retention program [4]	—	10	—	492
Severance [5]	332	267	332	1,865
Incremental financial reporting [6]	4	1,299	1,783	6,792
Internal control remediation [7]	137	216	1,029	1,467
Government investigations and other legal matters [8]	2,697	426	8,435	3,521
Life insurance proceeds [9]	(930)	—	(930)	—

Adjusted EBITDA	$4,316	$12,731	$(1,640)	$29,398

1.	Amount consists of the change in the value of the Weichai Warrant, including the impact of the exercise in April 2019.
2.	Amounts reflect non-cash stock-based compensation expense (amounts exclude $0.3 million for the nine months ended September 30, 2019 associated with employee retention programs (see note 4 below)).
3.

Amount represents the loss on the extinguishment of the Wells Fargo Credit Agreement and the Unsecured Senior Notes in April 2020 as further discussed in Note 6. Debt of Part I, Item 1. Financial Statements within the Form 10-Q for the period ended September 30, 2020.

4.

Amounts represent incremental compensation costs (including $0.3 million for the nine months ended September 30, 2019 of stock-based compensation) incurred to provide retention benefits to certain employees.

5.	Amounts represent severance and other post-employment costs for certain former employees of the Company.
6.

Amounts represent professional services fees related to the Company’s efforts to restate prior period financial statements and prepare, audit and file delinquent financial statements with the SEC, as well as tax compliance matters impacted by the restatement of prior period financial statements. The amounts exclude $0.5 million and $1.5 million of recurring audit fees for the three and nine months ended September 30, 2020, respectively, and $0.1 million and $1.1 million for the three and nine months ended September 30, 2019, respectively.

7.	Amounts represent professional services fees related to the Company’s efforts to remediate internal control material weaknesses including certain costs to upgrade IT systems.
8.

Amounts represent professional services fees and reserves primarily related to the recently settled SEC and USAO investigations of the Company and indemnification of certain former officers and employees. The Company is obligated to pay legal costs of certain former officers and employees in accordance with Company bylaws and certain indemnification agreements. As further discussed in Note 9. Commitments and Contingencies of Part I, Item 1. Financial Statements within the Form 10-Q for the period ended September 30, 2020, the Company fully exhausted its historical primary directors’ and officers’ insurance coverage in connection with these matters during the first quarter of 2020. The amounts include $1.7 million and $5.5 million for the three and nine months ended September 30, 2020, respectively, related to indemnification of certain former officers and employees.

9.	Amount represents a life insurance payment to the Company related to the death of a former employee.
10.	Amount consists of the impact of the CARES Act and a change in the deferred tax liability related to an indefinite-lived intangible asset.